Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

United Therapeutics Corporation
(Exact Name of Registrant as Specified in its Charter)

TABLE 1 – NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(a)(2)	1,000,000	$ 242.81	$ 242,810,000	$ 110.20 per $ 1,000,000	$ 26,757.66
Total Offering Amounts					$ 242,810,000		$ 26,757.66
Total Fee Offsets							$ 0
Net Fee Due							$ 26,757.66

(1)     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the common stock, par value $0.01 per share (“Common Stock”), of United Therapeutics Corporation (the “Company”) that may be issued under the amendment and restatement of the United Therapeutics Corporation 2015 Stock Incentive Plan (the “Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)    Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, the offering price and aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market for July 26, 2023.

(3)    Represents 1,000,000 shares of Common Stock reserved for issuance under the Plan.

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